FIRST ALBANY SETS RECORD, DISTRIBUTION
DATES FOR SPECIAL DIVIDEND

ALBANY, NY, April 22, 2004 – First Albany Companies Inc. (Nasdaq:  FACT) today announced the record and distribution dates for the special dividend of its holdings in Plug Power Inc. (Nasdaq: PLUG).

As previously announced, First Albany will distribute its holdings in Plug Power to its shareholders.  The Board of Directors has fixed the dividend at one share of Plug Power stock for every seven shares of First Albany stock, payable on May 18, 2004 to shareholders of record as of May 4, 2004.

About First Albany

First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm.  Through its Taxable Fixed-Income, Municipal and Equity Capital Markets divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Technology Ventures is a manager of venture capital for early and expansion stage companies in the emerging growth sectors of information and energy technology.  FA Asset Management is an investment advisor to institutions and high net worth individuals.

First Albany is traded on NASDAQ under the symbol FACT and today has 19 offices in 12 states.

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This news release contains forward-looking statements, which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven Jenkins

518.447.8500

First Albany Capital Inc.

Al Bellenchia (media)

212.453.2256

Fleishman Hillard

Ben Tanner (media)

212.453.2301

Fleishman Hillard